Exhibit 10.13

November 13, 2012

Richard Sherman

4429 Kaluamakua Place

Kilauea, HI 96754

Dear Dick:

I am pleased to extend this offer for you to become the Senior Vice President Strategic Transactions and General Counsel of TetraLogic Pharmaceuticals subject to the following terms and conditions:

Start Date

You will become an employee of the Company on December 1, 2012 (your “Start Date”).

Position and Responsibility

You will serve as Senior Vice President Strategic Transactions and General Counsel, and act as Secretary of the Company. You will have the duties, responsibilities and authority normally associated with the position. Your employment will be on a part-time basis, expected to average about 20 hours per week and more as needed and you will be a member of the Company’s senior management team and as company General Counsel will participate in Board of Directors meetings.

Base Cash Compensation

Commencing on your Start Date, you will receive a monthly salary of $16,700 less applicable required withholdings and elected deductions paid semi-monthly.

Cash Incentive Compensation

Through 2013 you can earn cash bonuses based on the company achieving the following milestones:

•	SinoLogic closing	$40K	Upon approval of TetraLogic Board
•	Equity Financing	$80K	$20 million new money to TL
•	Regional License	$80K	$30M non-dilutive cash within 3 yrs. of signing
•	TRAIL Agonist Agreement	$25K	Upon approval of TetraLogic Board
•	Dx Partnering:	$25K	Upon approval of TetraLogic Board

In the event a particular transaction includes more than one of the components listed above, the bonuses for each included component would apply.

343 Phoenixville Pike • Malvern, PA 19355 • P 610.889.9900 • F 610.889.9994
www.tetralogicpharma.com

Stock Incentive Compensation

You will be granted 1,500,000 options to purchase common stock or shares of restricted common stock of the Company (the “Stock”), which are subject to forfeiture until such time as the Stock vests and become nonforfeitable on a ratable basis, as follows:

i.                  Standard vesting — 375,000 shares shall vest on March 31, 2013 the first anniversary of when the employee began committing fifty percent (50%) or more of his time to TetraLogic activities. After April 1, 2013 the stock shall vest at the rate of 31,250 per month until all stock is vested. Shares that vest upon accelerated vesting events do not affect the vesting rate of 31,250 per month.

ii.               Accelerated vesting of shares shall occur based upon achieving the following:

•	SinoLogic closing	75,000 shares	Board/investors approve terms
•	Financing 1Q2013	150,000 shares	>$20M new money to TL
•	Regional License Agreement	150,000 shares	>$30M non-dilutive cash over 3 Yrs
•	TRAIL Agonist Agreement	50,000 shares	Board/investors approve terms
•	Dx Partnering Agreement	50,000 shares	Board/investors approve terms

In the event a particular transaction or event includes more than one of the components listed above, the vesting acceleration for each included component would apply.

Benefits and Expenses

The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including without limitation medical, dental, life and disability insurance, subject to any eligibility requirements imposed by such plans. You have indicated to the Company that you will decline medical and dental coverage benefits. You will be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by you on behalf of the Company, including airfare (but no other expenses) to and from company headquarters in Malvern, PA, provided such expenses are documented and submitted in accordance with the reimbursement policies in effect from time to time.

No Solicitation/Confidentiality

As a condition of and prior to the commencement of your employment, you will be expected to abide by Company rules and regulations and fully execute and comply with the Company’s Employee Non-Competition, Non-Solicitation and Confidentiality Agreement (in the form provided by the Company), which prohibits unauthorized use or disclosure of Company proprietary information and certain competitive activities and addresses the Company’s ownership of intellectual property.

Termination of Employment

You will have the right to terminate your employment hereunder with or without good reason, and the Company will have the right to terminate your employment with or without cause.

I’ll be delighted when you accept our offer and become part of the TetraLogic management team.

Very truly yours,

/s/ John M. Gill
John M. Gill
President & Chief Executive Officer

Acceptance signature:	/s/ Richard Sherman	Date:	11-26-12
Richard Sherman